UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 20, 2005

Date of Report (Date of earliest event reported)

PMC-SIERRA, INC.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-19084	94-2925073
(Commission File)	(IRS Employer Identification Number)

3975 Freedom Circle

Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 26, 2005, PMC-Sierra, Inc. (the “Company”), sold $225,000,000 in principal amount of the Company’s 2.25% Senior Convertible Notes due 2025 (the “Securities”). The Securities were sold pursuant to a Purchase Agreement, dated as of October 20, 2005 (the “Purchase Agreement”), among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Thomas Weisel Partners LLC, as the initial purchasers identified therein (collectively, the “Initial Purchasers”). The Securities were issued pursuant to an Indenture, dated as of October 26, 2005 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee.

Pursuant to the Purchase Agreement, the Securities were offered and sold to the Initial Purchasers and reoffered by the Initial Purchasers without being registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on applicable exemptions from the registration requirements of the Securities Act. Pursuant to the Purchase Agreement, the Company also granted the Initial Purchasers the option to purchase up to an additional $25,000,000 aggregate principal amount of Securities to cover overallotments, if any.

The Initial Purchasers and their direct and indirect transferees are entitled to the benefits of a Registration Rights Agreement, dated as of October 26, 2005 (the “Registration Rights Agreement”), between the Company and the Initial Purchasers. Pursuant to the Registration Rights Agreement, the Company has agreed to register resales of the Securities under the Securities Act within a specified time or pay additional amounts to the holders of notes.

The Company intends to use the net proceeds from the offering, which were approximately $218.2 million, for general corporate purposes, including capital expenditures, research and development and potential investments in and acquisitions of complementary businesses, partnerships, minority investments, products or technologies, to fund further enhancements of our operating infrastructure and for working capital. If the Company reaches an agreement to purchase a semiconductor business as described in its Current Report on Form 8-K filed on October 20, 2005, it is expected that the proceeds from the offering will be used to fund a portion of the purchase price, with the remainder of the purchase price for that transaction to be paid from cash on hand.

The Securities will bear interest at 2.25% per year and will mature on October 15, 2025. Interest on the Securities will be payable on April 15 and October 15 of each year, beginning on April 15, 2006. Interest on the Securities will be computed on the basis of a 360-day year consisting of twelve 30-day months and will accrue from October 26, 2005

The Securities provide for a net share settlement and under certain circumstances may be convertible into cash (up to the principal amount of the notes) and, with respect to any excess conversion value, into cash, shares of common stock of the Company or a combination of cash and shares of common stock, at the company’s option, at an initial conversion rate of 113.6687 shares per $1,000 principal amount of Securities, equivalent to an initial conversion price of approximately $8.80, subject to adjustment. The initial conversion price represents a premium of approximately 27.5% relative to the last reported sale price of common stock of the Company on the Nasdaq National Market of $6.90 on October 20, 2005.

The Company has the right to redeem some or all of the Securities on or after October 20, 2012. Holders of the securities have the option to require the Company to repurchase the Securities on each of October 15, 2012, October 15, 2015 and October 15, 2020, or in the event of a change of control of the Company or other fundamental change. In each case, the redemption or repurchase price would be 100% of the principal amount of the Securities, plus accrued and unpaid interest to, but excluding, the redemption or repurchase date, as applicable.

The above descriptions of the Indenture, the Securities, the Purchase Agreement and the Registration Rights Agreement are summaries only and are qualified in their entirety by reference to the respective exhibits to this Current Report on Form 8-K.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See disclosure under Item 1.01 of this report which is incorporated by reference in this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

See disclosure under Item 2.03 above.

The Company expects to receive approximately $218.2 million in proceeds after deducting the initial purchasers’ discount of approximately $6.8 million and estimated offering expenses (approximately $242.5 million if the initial purchasers’ option is exercised in full). The private placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof and Rule 144A promulgated thereunder.

Item 8.01 Other Events

On October 20, 2005, the Company issued two press releases with respect to its offer of the Securities. Copies of the press releases are attached to this report as Exhibit 99.1 and Exhibit 99.2 and are incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description
4.1	Indenture, dated as of October 26, 2005, between the Company and U.S. Bank National Association, as trustee

4.2	Form of 2.25% Senior Convertible Note due 2025 (incorporated by reference to Annex A of Exhibit 4.1 to this Report)

4.3	Registration Rights Agreement, dated as of October 26, 2005, between PMC-Sierra, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Press release dated October 20, 2005, announcing the Company’s intention to offer the Securities

99.2	Press release dated October 20, 2005, announcing the pricing of the Securities

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC.

/s/ Alan F. Krock
Alan F. Krock
Vice President, Chief Financial Officer and Principal Accounting Officer

Date: October 26, 2005

EXHIBIT INDEX

Exhibit No.	Description
4.1	Indenture, dated as of October 26, 2005, between the Company and U.S. Bank National Association, as trustee

4.2	Form of 2.25% Senior Convertible Note due 2025 (incorporated by reference to Annex A of Exhibit 4.1 to this Report)

4.3	Registration Rights Agreement, dated as of October 26, 2005, between PMC-Sierra, Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

99.1	Press release dated October 20, 2005, announcing the Company’s intention to offer the Securities

99.2	Press release dated October 20, 2005, announcing the pricing of the Securities